[HSBC LETTERHEAD]

Ref:	Corporate, Investment Banking and Markets - Industrials Sector L18

CONFIDENTIAL The Talbots Inc 175 Beal Street Hingham, MA 02043-9982 USA 2 October 2004

Attention:	Mr. Edward L. Larsen Chief Financial Officer and Treasurer

Dear Mr. Larsen

BANKING FACILITY
ACCOUNT XXXXXXXXXX

We are pleased to advise that we have reviewed your banking facility and offer a renewal within the following limit which will be made available on the specific terms and conditions outlined below. This facility is also subject to review at any time and, in any event by 15 September 2005 and subject to our overriding right of suspension, withdrawal and repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities.

Uncommited Import Letter of Credit Facility

LC Issuing Bank:	The Hongkong and Shanghai Banking Corporation Limited

Borrower/
LC Applicant:	The Talbots Inc

Facility Amount:	USD100,000,000.-

Purpose:	For the issuance of Letters of Credit (LC) at sight or with usance periods up to 6 months, with validity period up to 1 year to finance the import of general merchandise.

Pricing:	For account of LC Applicant:
- LC Issuance : Nil - Amendment : Nil

For account of LC Beneficiary:
- Payment of documents under usance LC: 0.5% per annum

Documentation:	1.	Facsimile Indemnity Letter
	2.	Continuing Commercial Letter of Credit and Security Agreement dated 15 May 1996 together with amendment letter dated 19 July 1999
	3.	Letter of Credit Discrepancy Waiver dated 11 December 1996
	4.	Certified copy of Corporate Banking Resolution from The Talbots Inc. dated 31 May 1996
	5.	By-Laws of The Talbots Inc

Reporting Requirement:		10Q and 10K within 90 days of period end

We may, at our sole and absolute discretion, refuse to allow drawings under the facility if the transaction in question does not meet our operational requirements in respect of this facility.

Disclosure of Information

Unless expressed in writing from you to the contrary, we may provide any information relating to any of your accounts with us and any facilities we may provide you from time to time or their conduct or any other information concerning your relationship with us to any other company or office which at the relevant time belongs to or is part of the HSBC Group.

Section 83 of the Banking Ordinance

Please note that Section 83 of the Banking Ordinance has imposed on us as a bank certain limitations on advances to persons related to our directors or employees. In acknowledging this Facility Letter you should advise us whether you are in any way related to any of our directors or employees within the meaning of Section 83 and in the absence of such advice we will assume that you are not so related. We would also ask, should you become so related subsequent to acknowledging this Facility Letter, that you immediately advise us in writing.

Acceptance

These facilities will remain open for acceptance until the close of business on 25 October 2004 and if not accepted by that date will be deemed to have lapsed.

Please arrange for the authorised signatories of your company, in accordance with the terms of the mandate given to the bank, to sign and return to us the duplicate copy of this letter to signify your confirmation as to the correctness and validity of all the documentation listed above and your continued understanding and acceptance of the terms and conditions under which this facility is granted.

We are pleased to be of continued assistance.

Yours faithfully /s/ Louise Lau —————————————— Louise Lau Regional Relationship Manager	Accepted by: /s/ Edward L. Larsen —————————————— The Talbots Inc

Encl. - 2 -